Exhibit 99.1

LLEX:OTCQB

NEWS FOR IMMEDIATE RELEASE

LILIS ENERGY ANNOUNCES DELAWARE BASIN ACQUISITION

Increases Delaware Basin acreage 12% and Provides Drilling Update on Bison #1H

DENVER, COLORADO – October 13, 2016 – Lilis Energy, Inc. (“Lilis” or the “Company”) (OTCQB: LLEX) today reported that it has acquired certain oil and gas properties located in Winkler County, Texas, for a purchase price of $3 million (the “Properties”). The Company purchased the Properties through a sale process under Section 363 of the Bankruptcy Code. The Properties represent a 12% increase in its net Delaware Basin leashold. The Company’s net acreage in the Delaware Basin is now approximately 4,433 net acres, which represents a 28% increase since June 2016.

The Properties, which offset the Company’s exisiting acreage position in the highly productive Delaware Basin, consist of 500 net acres and includes a 78% working interest in a producing vertical well. The well holds the lease to all depths, from surface down to 22,000 feet, including the Wolfcamp, Bone Springs, and Avalon formations. The vertical well currently produces approximately 690 net mcf per day and has estimated PV-10 PDP value of approximately $3.5 million, using current commodity prices. The Company has not yet estimated reserve potential for any further horizontal development.

“We are thrilled to have closed on this bolt-on acqusition out of bankruptcy. Through existing relationships in the field, combined with an operating presence, we have demonstrated a highly competitive advantage in securing offsetting acreage at a discount relative to surrounding basin activity,” said Avi Mirman, CEO of Lilis Energy. “Essentially, we acquired a well at a discount to its PV-10 PDP value, and as a bonus, secured 500 net acres in the Delaware Basin that are held by production. We will continue to utilize our strong cash position in a prudent manner, through a mix of further leasehold acqusition and drilling activity.”

The Company today also provided an update on the drilling of its first Wolfcamp lateral, the Bison #1H. The successful kick-out from the vertical casing went as engineered. The horizontal portion is currently being drilled and is a planned 6,000 foot lateral. Upon reaching total depth, the rig will move to drill the next Wolfcamp location, the Grizzly #1H.

The Company plans to announce its expected capital budget and drilling program in the upcoming weeks.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a Denver-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin and in the Denver-Julesburg (DJ) Basin, considered amongst the leading resource plays in North America. Lilis’s total Permian Basin acreage is 10,870 gross acres / 4,433 net acres, 92% HBP, and total net acreage in the DJ is approximately 7,200 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production, and pursue strategic acquisitions in its core areas. For more information, please contact CoreIR: (516) 222-2560 or visit www.lilisenergy.com.

Forward Looking Statements

This press release may include or incorporate by reference "forward-looking statements" as defined by the SEC, including but not limited to statements regarding Lilis Energy's expectations, beliefs, intentions or strategies regarding the future. These statements are qualified by important factors that could cause Lilis Energy's actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to Lilis Energy's ability to finance its continued exploration, drilling operations and working capital needs, and the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in Lilis Energy's reports filed with the SEC.

Contact:

Investor Relations

CoreIR

David Boral

Managing Director

516 222 2560

Media Relations

Joe Pawelek

V.P. Corporate Finance & Investor Relations

210-999-5400 ext. 31